EXHIBIT 99.2
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FOR IMMEDIATE RELEASE
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           WESTERN TRANSITIONS, INC. SIGNS LETTER OF INTENT TO ACQUIRE
                           GOTAPLAY INTERACTIVE, INC.

LAS VEGAS, NV--(MARKET WIRE)--Nov 10, 2005 -- Western Transitions, Inc. (Pink Sheets:"WTTN") has signed a non-binding letter of intent to acquire Gotaplay Interactive Inc., a Nevada corporation ("GII"). GII is involved in the business of on-line rental of video games and are the owners of www.gotaplay .com.

Among other things, the terms of this proposed transaction provides for WTTN to issue shares of its common stock equal to approximately 55% interest in WTTN to GII shareholders in exchange for their respective shares in GII. Upon consummation of this transaction, GII shall become a wholly owned subsidiary of WTTN. While no assurances can be provided, it is expected that this transaction will close on or about December 15, 2005.

"We are very excited about our most recent signing of the Letter of Intent to acquire GII, a leader in the on-line rental of video games for X-Box, Sony Playstation, Nintendo and several portable game consoles. We believe that this latest acquisition will rapidly build value for our shareholders." says Alex Zukovs, President of WTTN.

GII has made two strategic acquisitions of game rental companies over the last year and has successfully integrated those operations. It has operated as a private company for the last year and has focused its attention on building out multiple distribution centers, as well as the development of its proprietary Game Distribution System ("GDS"). GDS is a software system that links all distribution centers and operates the back office processes online for GII's national operations. Asra Rasheed, President and COO of GII.says " We are very excited about this transaction and believe that this will allow Gotaplay to rapidly expand its subscriber base and to continue our infrastructure build outs, and become the leader in its industry."


Forward Looking Statements
Statements made in this press release that state the Company or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

For Further Information Contact:

Alex Zukovs, President
Western Transitions, Inc.
Phone: (416)-363-0070